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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Devon Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 North Broadway
Oklahoma City, OK 73102-8260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2005

To Devon Energy Corporation Stockholders:
      The Annual Meeting of Stockholders of Devon Energy Corporation will be held on Wednesday, June 8, 2005 at 8:00 a.m. (local time) on the Third Floor of the Bank One Center, 100 North Broadway, Oklahoma City, Oklahoma, for the following purposes:

•	To elect three Directors for terms expiring in the year 2008;

•	To ratify the appointment of the independent auditors for 2005;

•	To consider and vote on the adoption of the Devon Energy Corporation 2005 Long-Term Incentive Plan;

•	To consider and act upon the stockholder proposal set forth in the accompanying Proxy Statement, if presented; and

•	To transact such other business as may properly come before the meeting or any adjournments of the meeting.
      Stockholders of record at the close of business on April 11, 2005 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.
IMPORTANT
      Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

• call the toll-free number listed on the proxy card; • log on to https://www.proxyvotenow.com/dvn; or • mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.	Please note that all votes cast via telephone or the Internet must be cast before 5:00 p.m. Eastern Daylight Time on Tuesday, June 7, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

Janice A. Dobbs
Corporate Secretary
Oklahoma City, Oklahoma
April 26, 2005

i

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2005
      We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 8, 2005. We are first sending this Proxy Statement to our stockholders on or about April 26, 2005.
      All references in this Proxy Statement to we, our, us, the Company or Devon refer to Devon Energy Corporation, including our predecessors and subsidiary corporations.
ABOUT THE MEETING

Q:	What is the purpose of the Annual Meeting?

A:	At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, including the election of Directors, ratification of the Company’s independent auditors, consideration of a long-term incentive plan and consideration of a stockholder proposal, if presented at the meeting.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on April 11, 2005 (the “Record Date”). As of the Record Date, there were 471,679,697 shares of Devon common stock outstanding. Each share of common stock is entitled to one vote at the meeting.

Q:	How do I vote?

A:	Other than attending the meeting and casting your vote in person, you may either:

•	Dial the toll-free number listed on the enclosed proxy card or voting instruction form from the United States or Canada. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day, and will close at 5:00 p.m. Eastern Daylight Time on June 7, 2005; or

•	Go to the following website on the Internet: https://www.proxyvotenow.com/dvn. As with telephone voting, simply follow the instructions on the screen and you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 5:00 p.m. Eastern Daylight Time on June 7, 2005; or

•	Mark your selection on the enclosed proxy card, date and sign the card, and return the card in the pre-addressed, postage-paid envelope provided.

Q:	If I vote by telephone or Internet, do I need to return my proxy card?

A:	No.

Q:	How do I vote the shares held in my 401(k) Plan:

A:	If you are a current employee participating in the Devon Energy Incentive Savings Plan (the “Plan”), please follow the instructions you received via email from Devon’s transfer agent, Wachovia Bank, N.A.

If you are a former employee participating in the Plan and have shares of Devon common stock credited to your Plan account as of the record date, such shares are shown on the enclosed proxy card. You have the right to direct the Plan Trustee regarding how to vote those shares. The Trustee for the Plan is Fidelity Management Trust Company. Special procedures have been established to maintain the confidentiality of your vote.

The Trustee will vote the shares in your Plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above in “How do I vote?”) or if your proxy card is not received by June 6, 2005, the shares credited to your account will be voted by the Trustee in the same proportion as it votes shares for which it did receive timely instructions.

Q:	Will each stockholder in our household receive a Proxy Statement and Annual Report?

A:	No. Only one Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless you notified us to the contrary. Any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report has been sent who would like an additional copy of this Proxy Statement and Annual Report or future copies of Proxy Statements and Annual Reports may write Devon Energy Corporation, Attention: Corporate Secretary, 20 North Broadway, Oklahoma City, OK 73102-8260, email: janice.dobbs@dvn.com or call (405) 235-3611.

Q:	What is the difference between voting via telephone or the Internet or returning a proxy card versus voting in person?

A:	Voting by proxy, regardless of whether it is via telephone or the Internet or by returning your proxy card by mail, appoints J. Larry Nichols and Marian J. Moon as your proxies. They will be required to vote on the proposal exactly as you specified. However, if any other matter requiring a stockholder vote is properly raised at the meeting and you are not present to cast your vote, then Mr. Nichols and Ms. Moon are authorized to use their discretion to vote on the issues on your behalf.

Q:	How does discretionary authority apply?

A:	If you sign your proxy card, but do not make any selections, you give authority to Mr. Nichols and Ms. Moon to vote on the proposals and any other matter that may arise at the Annual Meeting.

Q:	If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the meeting?

A:	Yes.

Q:	What if I want to change my vote?

A:	You can revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Devon’s Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Q:	Is my vote confidential?

A:	Yes, only Georgeson Shareholder Communications Inc., our Proxy Solicitor, and certain employees of Devon will have access to your voting information. Wachovia Bank, N.A. will act as our Inspector of Election. All comments will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the votes?

A:	Wachovia Bank, N.A. will tabulate the votes.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered differently or are in more than one account. Vote all proxy cards to ensure that all your shares are voted. Contact our transfer agent, Wachovia Bank, N.A., to have your accounts registered in the same name and address.

Q:	How many shares of stock are outstanding and entitled to vote at the Devon Annual Meeting?

A:	As of the Record Date, there were 471,679,697 shares of Devon common stock outstanding.

Q:	What constitutes a quorum?

A:	A majority of the votes present in person or represented by proxy, constitutes a quorum. If you vote by telephone or the Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

Q:	How many votes will be required to approve a proposal?

A:	Election of Directors at the meeting will be by a plurality of votes cast at the meeting. Votes may be cast in favor of the election of each Director nominee or withheld. With respect to other matters, the affirmative vote of the holders of a majority of the voting shares, present in person or by proxy, entitled to vote at the meeting is required to take any other action. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy.

Q:	Can brokers who hold shares in street name vote those shares with respect to the election of Directors if they have received no instructions?

A:	We believe that brokers that are member firms of the New York Stock Exchange (the “NYSE”), and who hold common stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of Directors.

Q:	How will you treat abstentions and broker non-votes?

A:	We will (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) treat abstentions as votes not cast but as shares represented at the meeting for determining results on actions requiring a majority of voting shares present and entitled to vote at the meeting; (iii) not consider broker non-votes for determining actions requiring a majority of voting shares present and entitled to vote at the meeting; and (iv) consider neither abstentions nor broker non-votes in determining results of plurality votes.

Q:	Who pays the solicitation expenses?

A:	We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or regular employees, none of whom will receive additional compensation therefor. We have also retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at an estimated cost of $9,000, plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Q:	Where can I find the voting results of the meeting?

A:	We will announce voting results at the meeting, and we will publish final results in our quarterly report on Form 10-Q for the second quarter of 2005. We will file that report with the United States Securities and Exchange Commission. You can get a copy of this and other reports free of charge on the Company’s website at www.devonenergy.com, or by contacting either our Investor Relations Department at (405) 552-4570 or the United States Securities and Exchange Commission at 1-800-SEC-0330 or www.sec.gov.

Q:	Will your independent auditors be available to respond to stockholder questions?

A:	The Audit Committee of the Board of Directors has selected KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2005. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Q:	Where can I reach you?

A:	Our mailing address is: 20 North Broadway Oklahoma City, OK 73102-8260 Our telephone number is: (405) 235-3611
YOUR PROXY VOTE IS IMPORTANT. YOU ARE ASKED TO VOTE BY USING EITHER THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD; THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR BY RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

CORPORATE GOVERNANCE
Board of Directors
      Our Board of Directors met six times in 2004. All Directors attended 75 percent or more of the total meetings of the Board of Directors and Committees on which they served. Devon’s policy is that a majority of the Directors be in attendance at the annual meetings of stockholders. All Directors except one attended the 2004 Annual Meeting.
      The Board is governed by the Company’s Restated Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the Board’s standing committees and the laws of the State of Delaware. The Restated Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and committee charters are available on the Company’s website at www.devonenergy.com. In addition to the above governing documents, the Company’s Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer can also be found on the Company’s website at www.devonenergy.com and are available in print to any stockholder who requests them. Amendments to and waivers from any provision of the codes of ethics will be posted on the foregoing website.
Committees
      The Board of Directors has standing committees consisting of an Audit Committee, a Compensation Committee, a Dividend Committee, a Nominating and Governance Committee and a Reserves Committee, as follows:

		Number of
		Meetings
Committee and Members	Functions of Committee	In 2004

Audit Thomas F. Ferguson[1,2] Milton Carroll[3] Peter J. Fluor J. Todd Mitchell	• Appoints the Company’s independent auditors • Approves the nature and scope of services performed by the independent auditors and reviews the range of fees for such services • Confers with the independent auditors and reviews the results of their audits	7
	• Oversees the Company’s annual evaluation of the effectiveness of internal control over financial reporting
	• Oversees the Company’s internal audit function
	• Provides assistance to the Board of Directors with respect to our corporate disclosure and reporting practices

Compensation David M. Gavrin[1] Robert L. Howard William J. Johnson Robert A. Mosbacher, Jr.	• Determines the nature and amount of compensation of all of our executive officers who are also directors • Provides guidance to our CEO regarding the nature and amount of compensation of our executive officers who are not directors • Determines the amount and terms of stock awards granted to employees	5
	• Reviews the nature and amount of director compensation and makes recommendations to the full Board of Directors concerning changes
	• Provides guidance and makes recommendations to management regarding employee benefit programs
	• Administers long-term incentive plans

		Number of
		Meetings
Committee and Members	Functions of Committee	In 2004

Dividend
J. Larry Nichols[1]	• Declares or refrains from declaring dividends from time to time upon the outstanding shares of the Company within guidelines established by the Board of Directors	4	[4]

Nominating and Governance Michael E. Gellert[1] John A. Hill Michael M. Kanovsky Charles F. Mitchell	• Recommends to the Board of Directors, prior to each Annual Meeting of Stockholders, a slate of nominees for election or reelection as directors by our stockholders at the Annual Meeting • Recommends to the Board of Directors nominees to fill vacancies as they occur among the directors	3
	• Considers nominees recommended by our stockholders
	• Oversees the corporate governance of the Company, including the development, recommendation and annual review of the Corporate Governance Guidelines for the Company

Reserves Robert L. Howard[1] William J. Johnson J. Todd Mitchell	• Reviews and evaluates the Company’s consolidated petroleum and natural gas reserves • Oversees the integrity of the Company’s reserves evaluation and reporting system • Oversees the Company’s legal and regulatory compliance related to reserves evaluation, preparation and disclosure	1
	• Verifies qualifications and independence of the Company’s independent engineering consultants
	• Verifies adequate performance of the Company’s independent engineering consultants
	• Reviews business practices and ethical standards of the Company in relation to the preparation and disclosure of reserves

[1]	Chairperson
[2]	Audit Committee Financial Expert
[3]	Resigned from the Board on March 1, 2005
[4]	By written consent

Director Independence
      The Company’s Corporate Governance Guidelines, adopted by the Board, meets the NYSE listing standards. The full text of the guidelines may be found on the Company’s website at www.devonenergy.com.
      Pursuant to the guidelines, the Board considered transactions and relationships between each Director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board affirmatively determined that each of the current Directors, with the exception of the sole management Director, J. Larry Nichols, has no material relationship with Devon that would interfere with the exercise of independent judgment and, therefore, is independent under the listing standards of the NYSE. The Board did note that the father of Director J. Todd Mitchell owns, indirectly, a majority interest in a company whose services Devon utilizes. However, the Board determined that this relationship was not material to Devon, the Director or to the other company. See “Related Party Transactions”.
Lead Director
      The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meeting in which management Directors and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.
      In 2004, Director Michael E. Gellert was designated by the Board to serve in this position until the Company’s 2005 Annual Meeting of Stockholders. Consistent with the retirement policies of the Board, Mr. Gellert has indicated to the Board that he will retire effective with the 2005 Annual Meeting of Stockholders, after which a new Lead Director will be named.
Communication with Directors
      Any stockholder or other interested party may contact the Company’s Lead Director or any of the Non-Management Directors by (i) U.S. mail to Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, OK 73102-8260; (ii) calling Devon’s Non-Management Director access line (866) 888-6179; or (iii) sending an email to nonmanagement.directors@dvn.com. J. Larry Nichols, the sole management Director may be contacted by (i) U.S. mail to J. Larry Nichols, Devon Energy Corporation, 20 North Broadway, Oklahoma City, OK 73102-8260; (ii) contacting the Office of the Corporate Secretary at (405) 235-3611; or (iii) sending an email to larry.nichols@dvn.com. All calls or correspondence are anonymous and confidential. All such communications, other than advertisements or other solicitations, will be forwarded to the appropriate Director(s) for review.
REPORT OF THE AUDIT COMMITTEE
      The Board of Directors maintains an Audit Committee which in 2004 was comprised of four outside Directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors as that term is defined under NYSE rules. The Audit Committee operates under a written charter approved by the Board of Directors. The charter is available on Devon’s website at www.devonenergy.com.
      The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and the audited financial statements in the Annual Report. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      In fulfilling its duties in the 2004 fiscal year, the Audit Committee has done each of the following:

•	reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and our assessment and the effectiveness of our internal controls over financial reporting, their judgments as to the quality, not just the acceptability, of our accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committee;

•	discussed with the independent auditors the auditors’ independence from management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1;

•	discussed with our independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of our financial reporting.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the United States Securities and Exchange Commission. The Audit Committee has approved KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

Thomas F. Ferguson, Chairman
Milton Carroll
Peter J. Fluor
J. Todd Mitchell
Independent Auditors’ Fees
      Under the terms of its charter, the Audit Committee approves fees paid by Devon to our independent auditors. For the fiscal years ended December 31, 2004 and December 31, 2003, we paid the following fees to KPMG LLP:

	2004	2003

Audit fees	$3,066,500	$1,678,396
Audit related fees	$362,051	$251,619
Tax fees	$386,476	$875,371
All other fees	—	—
      Audit fees include services for the audits of the financial statements and management’s assessment and the effectiveness of the Company’s internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of employee benefit plans and certain affiliates and subsidiaries and certain accounting consultation. Tax fees consisted of tax compliance and tax consulting fees. The Audit Committee has considered whether the provision of such services is compatible with maintaining KPMG LLP’s independence.
Audit Committee Pre-Approval Policies and Procedures
      The 2004 and 2003 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence.

      The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with United States Securities and Exchange Commission rules and regulations.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Compensation Committee operates under a written charter that was approved by the Board in 2003. The charter can be viewed on the Devon website at www.devonenergy.com.
      The Compensation Committee establishes the general compensation policies of the Company and the specific compensation levels for the CEO. With regard to compensation of executive officers other than the CEO, the Committee provides guidance to the CEO, who then determines their compensation in consultation with the Committee.
Compensation Philosophy
      The executive compensation program is intended to reflect a pay-for-performance culture and closely align with the interests of the Company’s stockholders. The Committee’s goals in setting executive compensation are to:

•	Motivate, reward and retain management talent who support the Company’s goals of increasing shareholder value on both an absolute and per share basis.

•	Provide the opportunity for the CEO and other executive officers to earn total cash compensation, based on performance, which is competitive with similarly situated executives of peer group public companies within the oil and gas industry. This includes setting base salaries at or slightly above the median, and providing the opportunity to earn above median short and long-term incentive compensation when performance warrants.

•	Tie a significant portion of the complete compensation package to the Company’s success in achieving long-term growth in per share earnings, cash flow, reserves, production and stock price.
Program Overview
      The elements of the executive compensation program in 2004 consisted of (a) base salaries, (b) annual cash incentive payments under the annual incentive plan, (c) long-term incentives in the form of stock options and restricted stock grants, and (d) employee benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries.
      Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry and with whom Devon competes for executive personnel.
      In December 2003, the Committee conducted a review of executive compensation levels, based on public filings of six peer group oil and gas companies. However, due to the significant changes in the Devon management structure that occurred near year-end 2003 (i.e., the retirements of two senior officers, the promotion of one senior officer to the position of President and the restructuring of the position of Chief Financial Officer), and due to the fact that the base salaries of the CEO and at least some of the senior officers appeared to be substantially below the median for the peer group analysis reviewed in December 2003, the Committee engaged an independent consulting firm to review the cash compensation and long-term incentive awards for all of the senior officers. They requested that the independent consultants delay their review until year-end 2003 data became available. The independent consultant’s analysis was largely based on data from a peer group comprised of eight oil and gas companies that were similar to Devon in terms of revenues, balance sheet ratios, oil and gas revenues, and overall oil and gas operations. The companies in the peer group are included in the industry group index found in the Performance Graph included in this Proxy Statement. The independent consultant’s analysis, which was delivered to and discussed with the Committee in June of 2004, revealed that the base compensation of the CEO was significantly below the median of year-end 2003 base salaries for the eight companies in the independent consultant’s group. As a result of this finding, and reflecting on the performance of the Company, the Committee decided to increase the base salary of the Chief Executive Officer to a level slightly above the market median, consistent with the Company’s compensation philosophy. This increase was made retroactive to January 1, 2004.
      The Committee advised the CEO that a similar process, using the information from the independent survey, and considering Company performance, should be used in evaluating the base salaries of the other executive officers of the Company. As a result, the base salaries for the other named executive officers were increased to near the market median, consistent with the Company’s compensation philosophy.
      Annual Cash Bonuses. The Committee believes that the officers’ cash bonuses should be tied to Devon’s success in achieving its corporate goals and budgets, and in positioning the Company for long-term growth. The Company’s approach in administering its annual incentive program is non-formulaic. That is, specific targets for individual performance measures include both objective and subjective measures. The Committee takes into consideration the Company’s progress toward meeting its key performance goals, which include not only financial and operating performance, but also includes stakeholder relations, business process development and employee development, and the strategic positioning of the Company for long-term, enduring stockholder returns. The Committee assesses the Company’s accomplishments against the Company’s historical performance and in the context of the broader industry trends.
      The Committee has had numerous discussions of the relative merits of its present non-formulaic approach to executive compensation versus a formula-based approach and has concluded that the present approach provides flexibility, has been successful and has resulted in an effective, focused management team.
      Cash bonuses for calendar year 2004 were set at the December 2004 Committee meeting. In setting the cash bonus for the CEO for the calendar year 2004, the Committee reviewed the corporate goals established by the Company’s management for 2004 and management’s analysis of its success in achieving those goals. They also considered their own analysis of the management’s success in achieving 2004 corporate goals. The Committee concluded that the CEO and the other senior executives had been very successful in achieving its internal goals for 2004 and had delivered financial and operating results that were significantly better than the previous year and competitive with the peer group. They also noted that the management team had made significant strides in positioning the Company for long-term, sustained growth. The Committee considered the CEO’s compensation history and that of CEOs at peer companies. In light of this analysis, the Committee awarded the CEO a cash bonus of $2,200,000 to recognize the Company’s improved 2004 performance and long-term growth opportunities.
      Similar criteria were used in establishing cash bonuses for the other executive officers.
      Long-Term Incentives. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of stockholder value with long-term incentives. Historically, the Committee has used stock option awards as the sole vehicle for executive long-term incentive awards. However, beginning in 2003, the Committee expanded its flexibility in granting long-term incentives by obtaining shareholder approval for a new long-term incentive plan. The plan provides for various types of awards, including restricted stock awards. The Committee granted a combination of stock options and restricted stock in 2003 and 2004.
      The Committee has established long-term incentive targets for each participating level of responsibility within the Company. The Committee may consider corporate financial performance in determining the number of stock options and restricted stock awards to grant. The Committee encourages executives to maintain ownership of Company stock and/or to hold unexercised options although no specific ownership criteria are used in granting long-term incentive awards.

      The Committee considered long-term incentive awards at two different times in 2004. In its September 2004 meeting the Committee reviewed and considered survey data concerning the long-term incentive awards made to the Company’s senior officers in December 2003. As a result of their review of market data supplied by the independent consulting firm, the Committee made one-time special awards of both stock options and restricted stock as of September 15, 2004 for the CEO, the President and the Chief Financial Officer.
      The Committee also considered stock awards in connection with 2004 Company performance at its meeting in December 2004. At this meeting the Committee again reviewed information from the independent survey data in determining the long-term incentive awards granted to the CEO. The survey data revealed that the value of the CEO’s long-term incentive awards for 2003 was materially lower than the market median for other CEOs in the survey group. As a result, the CEO’s long-term incentive awards were increased significantly, with approximately one-half of that value delivered in the form of stock options and one-half in the form of restricted stock. The number of shares of restricted stock was determined using the current share price and the number of shares of stock options was determined using an option valuation model. The Committee used the same process to determine long-term incentive awards for the other senior officers.
      The restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant. The stock options are granted at an option price equal to the fair market value of the common stock on the grant date and vest 20% on the date of grant and 20% annually on each of the next four anniversary dates of the original grant. The grant of these awards, holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the stockholders. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.
Run Rate and Dilution Management
      The Committee generally seeks to award no more than 2% of the outstanding shares in any one year. The number of shares awarded in December 2004, including restricted stock awards and shares under option, was 0.95% of the outstanding shares. As of December 2004, there were 19,775,000 shares under option (including options on 4,893,000 shares granted by PennzEnergy Company, Santa Fe Snyder Corporation, Mitchell Energy & Development Corp. and Ocean Energy, Inc. that were assumed by Devon) and 16,022,000 shares available for grants of stock awards from the 2003 Long-Term Incentive Plan. The shares under option and shares available for future grant were 3.8% and 3.1%, respectively, of total shares outstanding as of year-end 2004 on a fully-diluted basis.
Perquisites and Personal Benefits
      The Company provides our senior executives the same benefits that it provides to all full-time employees. The Company also provides a limited amount of additional perquisites and benefits to senior executives, including the CEO and the other named executives. These perquisites and benefits consist of luncheon club memberships and, in addition to pension benefits that cover all employees, participation in the Company’s supplemental executive retirement programs. The CEO is also entitled to limited personal use of the corporate airplane.
Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code limits the tax deduction for public companies to $1 million for compensation paid to a company’s chief executive officer or any of the other four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Compensation Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee may award compensation that is not deductible under Section 162(m) if it believes that such awards would be in the best interest of the Company or its stockholders.

      The Committee believes that stock options granted under the Company’s long-term incentive plan would qualify as performance-based compensation. Restricted stock awards do not qualify as performance-based compensation. The Committee also determined not to qualify annual cash bonus awards as performance-based compensation for exemption. This was done to provide flexibility in administering the bonus program and to optimize effectiveness through allowing the Committee to interpret results in the context of broader industry trends.
Conclusion
      We believe that the Company has an appropriate compensation structure that properly rewards and motivates its executive officers to build stockholder value.

David M. Gavrin, Chairman
Robert L. Howard
William J. Johnson
Robert A. Mosbacher, Jr.
Compensation Committee Interlocks
      The Compensation Committee is composed of four independent, non-employee Directors, Messrs. Gavrin, Howard, Johnson and Mosbacher. These Directors have no interlocking relationships as defined by the United States Securities and Exchange Commission.
REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE
      The Nominating and Governance Committee is responsible for proposing qualified candidates to fill vacancies on the Board of Directors. The Committee will review with the Board any special director qualifications, taking into account the composition and skills of the entire Board. The Committee will consider nominees recommended by stockholders and give appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2006 Annual Meeting of Stockholders may do so by submitting in writing such nominee’s name in compliance with the procedures, along with the other information required by our Bylaws, to the Nominating and Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, OK 73102-8260. The Board will take reasonable steps to ensure that a diverse group of qualified persons are in the pool from which the Board member nominees are chosen. The Nominating and Governance Committee may, at its discretion, seek third-party resources to assist in the process and will make final director candidate recommendations to the Board. The basic qualifications the Committee looks for in director candidates, which are identified in our Corporate Governance Guidelines, are:

•	independence;

•	high ethical standards and integrity;

•	willingness to act on and remain accountable for boardroom decisions;

•	high intelligence and wisdom that can be applied to decision-making;

•	ability to communicate persuasively; and

•	a history of achievement that reflects high standards.
      The Nominating and Governance Committee also plays a leadership role in shaping Devon’s corporate governance. It undertakes an annual corporate governance self-assessment, consisting of a thorough review of Devon’s corporate governance practices. The Committee reviews Devon’s practices and best practices followed by other companies. The goal is to maintain a corporate governance framework for Devon that is effective and functional and that adequately and fully addresses the interests of the Company’s stakeholders. The Committee determined that Devon operates under many best corporate governance practices. The

Committee may from time to time recommend enhanced corporate governance standards to the Board. The Board voted to approve these standards which are reflected in:

•	the Corporate Governance Guidelines;

•	the charters for the Board’s Audit, Compensation, Nominating and Governance and Reserves Committees; and

•	an expanded Code of Business Conduct and Ethics for all Directors, officers and employees.
      These documents, along with the Committee’s written charter approved by the Board in 2003, implement and strengthen Devon’s corporate governance practices. They are available on Devon’s website at www.devonenergy.com.
      The Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees. In addition, each Board member completes an annual self-assessment of his performance and effectiveness on the Board.
      With Devon’s fundamental corporate governance practices firmly in place, the Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Committee intends to continue the self-assessment process and its work will be updated periodically to enable Devon to maintain its position at the forefront of corporate governance best practices.

Michael E. Gellert, Chairman
John A. Hill
Michael M. Kanovsky
Charles F. Mitchell
REPORT OF THE RESERVES COMMITTEE
      The Board of Directors established a Reserves Committee in 2004, comprised of three independent Directors, Messrs. Howard, Johnson and Mitchell.
      The Reserves Committee operates under a charter approved by the Board and oversees on behalf of the Board, the evaluation and reporting process of the Company’s oil, gas and natural gas liquids reserves data. Management and the independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Committee reviewed with management the internal procedures relating to the disclosure in the Annual Report of reserves, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties in the 2004 fiscal year, the Reserves Committee has done each of the following:

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•	met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern in respect of the evaluation of the reserves;

•	reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	ensured that the independent engineering consultants were independent prior to their appointment and throughout their engagement.

      In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board of Directors, and the Board has approved, that the reserves reports be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the United States Securities and Exchange Commission.

Robert L. Howard, Chairman
William J. Johnson
J. Todd Mitchell
AGENDA ITEM 1. ELECTION OF DIRECTORS
      Pursuant to provisions of our Restated Certificate of Incorporation and Bylaws, the Board of Directors has determined that effective with the 2005 Annual Meeting of Stockholders, the Board will be comprised of 10 Directors. Milton Carroll resigned from the Board of Directors effective March 1, 2005. Michael E. Gellert was reelected as a Director for a three-year term in 2003, but as disclosed in the Company’s 2003 proxy statement, has indicated to the Company that he will retire effective with the Annual Meeting due to the age requirement of Board members contained in the Company’s Corporate Governance Guidelines. Charles F. Mitchell’s term as a Director will expire at the Annual Meeting. Dr. Mitchell will not stand for reelection. Our Restated Certificate of Incorporation and Bylaws provide for three classes of Directors. These three classes of Directors serve staggered three-year terms, with Class I having three Directors, Class II having four Directors and Class III having three Directors.
      The Board of Directors has nominated John A. Hill, William J. Johnson and Robert A. Mosbacher, Jr. for reelection as Directors for terms expiring at the Annual Meeting in the year 2008, and, in each case, until their successors are elected and qualified. The three nominees are presently Directors whose terms expire at the meeting. Other Directors who are remaining on the Board of Directors will continue in office in accordance with their previous elections until the expiration of their terms at the 2006 or 2007 Annual Meeting, as the case may be. The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.
      It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the three nominees. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Nominees for Reelection as Directors for Terms Expiring in 2008

John A. Hill Director since 2000
Nominating and Governance Committee Vice Chairman

Mr. Hill, age 63, has been with First Reserve Corporation, an oil and gas investment management company, since 1983 and is currently its Vice Chairman and Managing Director. Prior to creating First Reserve Corporation, Mr. Hill was President and Chief Executive Officer of several investment banking and asset management companies and served as the Deputy Administrator of the Federal Energy Administration during the Ford Administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College, and a Director of TransMontaigne Inc. and various companies controlled by First Reserve Corporation.

William J. Johnson Director since 1999

Mr. Johnson, age 70, has been a private consultant for the oil and gas industry for more than the past five years. He is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are the only stockholders. Mr. Johnson has served as a Director of Tesoro Petroleum Corp. since 1996. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.

Robert A. Mosbacher, Jr. Director since 1999

Mr. Mosbacher, age 53, has served as President and Chief Executive Officer of Mosbacher Energy Company since 1986. He was previously a Director of PennzEnergy Company and served on its Executive Committee. Mr. Mosbacher is currently a Director of JPMorgan Chase & Co., Houston Regional Board, and is on the Executive Committee of the U.S. Oil & Gas Association.
Directors Whose Terms Expire in 2007

Thomas F. Ferguson Director since 1982
Audit Committee Chairman

Mr. Ferguson, age 68, is the Managing Director of United Gulf Management Ltd., a wholly-owned subsidiary of Kuwait Investment Projects Company KSC. He has represented Kuwait Investment Projects Company on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

Peter J. Fluor Director since 2003

Mr. Fluor, age 57, has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private oil and gas company, since January 2001. From 1997 through 2000, Mr. Fluor was President and Chief Executive Officer of Texas Crude Energy, Inc. Mr. Fluor served as a Director of Ocean Energy, Inc. from 1980 to 2003. He also serves on the board of Cooper Cameron Corporation and serves as Lead Independent Director of Fluor Corporation.

David M. Gavrin Director since 1979
Compensation Committee Chairman

Mr. Gavrin, age 70, has been a private investor since 1989 and is currently a Director and Chairman of the Board of MetBank Holding Corp. From 1978 to 1988 he was a General Partner of Windcrest Partners, a private investment partnership in New York City, and, for 14 years prior to that, he was an Officer of Drexel Burnham Lambert Incorporated.

Directors Whose Terms Expire in 2006

Robert L. Howard Director since 2003
Reserves Committee Chairman

Mr. Howard, age 68, retired in 1995 from his position as Vice President of Domestic Operations, Exploration and Production of Shell Oil Company. He served as a Director of Ocean Energy, Inc. from 1996 to 2003. Mr. Howard is also a Director of Southwestern Energy Company and McDermott International Incorporated.

Michael M. Kanovsky Director since 1998

Mr. Kanovsky, age 56, was a co-founder of Northstar Energy Corporation and served on Northstar’s Board of Directors from 1982 to 1998. He is President of Sky Energy Corporation, a privately held energy corporation. Mr. Kanovsky continues to be active in the Canadian energy industry and is currently a Director of Accrete Energy Inc., ARC Resources Ltd., Bonavista Petroleum Ltd., Pure Technologies Ltd. and TransAlta Corporation.

J. Todd Mitchell Director since 2002

Mr. Mitchell, age 46, has served as president of GPM, Inc., a family-owned investment company, since 1998. He has also served as President of Dolomite Resources, Inc., a privately owned mineral exploration and investments company, since 1987 and as Chairman of Rock Solid Images, a privately owned seismic data analysis software company, since 1998. Mr. Mitchell served on the Board of Directors of Mitchell Energy & Development Corp. from 1993 to 2002.

J. Larry Nichols Director since 1971
Chairman of the Board

Mr. Nichols, age 62, is a co-founder of Devon. He was named Chairman of the Board of Directors in 2000. He has been a Director since 1971. He served as President from 1976 until 2003 and has served as Chief Executive Officer since 1980. Mr. Nichols serves as a Director of Smedvig ASA and Baker Hughes Incorporated. Mr. Nichols is a Director of the Oklahoma City Branch of the Federal Reserve Bank of Kansas City. Mr. Nichols also serves as a Director of several trade associations that are relevant to the conduct of the Company’s business. Mr. Nichols has a Bachelor of Science degree in Geology from Princeton University and a Law degree from the University of Michigan.
Chairman Emeritus

John W. Nichols Director 1971-1999
Chairman Emeritus

Mr. Nichols, age 90, is one of Devon’s co-founders. He was named Chairman Emeritus in 1999. Mr. Nichols was Chairman of our Board of Directors when we began operations in 1971 and continued in this capacity until 1999. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant.

AGENDA ITEM 2.     RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2005
      The Audit Committee has appointed KPMG LLP, as the Company’s independent auditors for 2005. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders. In order to enhance its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2006.
The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2005.
AGENDA ITEM 3.     ADOPTION OF THE DEVON ENERGY CORPORATION 2005 LONG-TERM INCENTIVE PLAN
      Subject to approval by Devon’s stockholders, Devon’s Board of Directors has approved the Devon Energy Corporation 2005 Long-Term Incentive Plan, which we sometimes refer to in this document as the “new long-term incentive plan” or the “2005 plan”.
      The new long-term incentive plan authorizes the Compensation Committee of Devon’s Board of Directors to grant nonqualified and incentive stock options, restricted stock awards, Canadian restricted stock units, performance units and performance bonuses to selected employees. The 2005 plan also authorizes the grant of nonqualified stock options and restricted stock awards to directors. A total of 32,000,000 shares of common stock have been authorized for award under the 2005 plan.
      In 2003, Devon’s stockholders approved the Devon Energy Corporation 2003 Long-Term Incentive Plan which reserved in the aggregate 25,000,000 shares of Devon common stock to be issued to key employees and directors. Although 16,022,000 shares remain available for grant under the 2003 plan, only 1,991,000 of the shares available are reserved for restricted stock awards. Over the past two years, the Compensation Committee, responding to compensation trends and market survey data, have moved from granting only stock options to awarding restricted stock with substantially fewer stock options. In December 2004 the Compensation Committee awarded approximately 1,700,000 shares of restricted stock and 2,800,000 stock options. If this pattern of awards continues, there will be insufficient shares of restricted stock available in the 2003 plan after this year. The 2005 plan is designed to provide flexibility for the Compensation Committee to adjust the amount and type of awards granted each year by making available a variety of types of awards and by not fixing the number of shares available for any individual type of award. Rather, the 2005 plan includes a provision whereby each stock option award reduces the total shares available for grant under the plan by one share, while any other type of award under the 2005 plan, i.e. restricted stock, performance units and performance bonus awards, reduces the total shares available by 2.2 shares. The Board of Directors will terminate the 2003 plan upon stockholder approval of the new incentive plan. A summary of the new long-term incentive plan follows and is qualified by reference to the full text of the 2005 plan, which is included in this Proxy Statement as Appendix A.
      As of December 31, 2004, the Company’s total outstanding options were 19,775,000. As a result of various stock option exercises and cancellations during the first quarter of 2005, the Company’s total outstanding options as of March 31, 2005 were 17,103,000. The 17,103,000 outstanding options as of March 31, 2005, have a weighted average exercise price of $26.00, with a five year weighted average term of five years.
Devon’s Board of Directors recommends Devon stockholders vote “FOR” the adoption of the Devon Energy Corporation 2005 Long-Term Incentive Plan.
Purpose and Key Features of the Plan
      The purpose of the 2005 plan is to create incentives designed to motivate selected employees to significantly contribute toward the growth and profitability of Devon. The shares under the 2005 plan will enable Devon to attract and retain experienced employees who, by their positions, abilities and diligence, are able to make important contributions to Devon’s success.
      The plan is designed to provide flexibility to meet the needs of Devon over three to four years in a changing and competitive environment while attempting to minimize dilution to stockholders. Devon does not intend to use all incentive awards at all times for each participant but will selectively grant awards primarily to achieve long-term goals. Awards will be granted in such a way as to align the interests of participants with those of Devon’s stockholders. Generally, maximum individual awards, as designated by the 2005 plan, will only be awarded if individual and company results are such that exceptional stockholder value is achieved. The plan is very similar to the 2003 plan with the exception of two additional provisions: (i) for Canadian restricted stock units which will allow restricted shares to be granted to our Canadian employees tax-efficiently; and (ii) an adjustment provision for awards other than options that reduces the number of shares available for grant by 2.2 shares for each share awarded. These provisions are described in the Canadian restricted stock unit provisions in the plan.
      Key features of the new long-term incentive plan include:

•	a prohibition against the repricing of stock options;

•	a prohibition against granting options with an exercise price less than the fair market value of Devon’s common stock on the date of grant;

•	a provision under which shares granted as awards other than options will be subtracted from the total shares available for award as 2.2 shares for every one share granted;

•	a maximum eight-year life for any award made under the plan;

•	the following award limits:

•	the maximum number of shares that may be awarded in the form of options to an employee in any calendar year is 800,000;

•	the maximum number of shares that may be awarded in the form of restricted stock and performance unit awards to an employee in any calendar year is 400,000; and

•	the maximum performance bonus award payment to an employee is $2,500,000 in any calendar year.

•	the Compensation Committee (composed entirely of outside directors) administers the plan and the grant of options and restricted stock awards to Devon’s executive officers.
Administration
      The new long-term incentive plan consists of three separate stock plans:

•	Non-executive officer plan: this aspect of the plan is limited to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 because they are not executive officers of Devon. The non-executive officer plan is administered by the Compensation Committee. However, the Compensation Committee may, to the extent permitted by law, delegate authority to the regular award committee to administer the non-executive officer plan. Devon’s Chief Executive Officer and other individuals appointed by the Compensation Committee will comprise the regular award committee. Although the regular award committee may be authorized to administer the non-executive officer plan, it can only make awards within guidelines set by the Compensation Committee.

•	Executive officer plan: this aspect of the plan is limited to participants who are executive officers of Devon and who, therefore, are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The executive officer plan is administered exclusively by the Compensation Committee.

      Except for administration and the category of participants eligible to receive awards, the terms of the non-executive officer plan and the executive officer plan are identical.

•	Non-employee director plan: this aspect of the plan is limited to non-employee directors of Devon and permits only grants of nonqualified stock options and restricted stock. Devon’s Board of Directors is responsible for selection of non-employee directors for awards and for determination of the nature of the award. The Compensation Committee is responsible for the administration of awards granted to non-employee Directors.
Eligibility for Participation
      Employees of Devon and its subsidiaries and affiliated entities are eligible to participate in the new long-term incentive plan. Subject to the provisions of the 2005 plan, the Compensation Committee has exclusive power in selecting participants from among the eligible employees. In addition, non-employee directors are eligible to receive grants of nonqualified stock options and restricted stock awards under the 2005 plan.
Types of Awards
      The new long-term incentive plan provides that any or all of the following types of awards may be granted:

•	nonqualified stock options and stock options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code;

•	restricted stock;

•	Canadian restricted stock units;

•	performance units; and

•	performance bonuses.
      Stock Options. The Compensation Committee may grant awards under the plan in the form of options to purchase shares of Devon common stock. The Compensation Committee will have the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option’s exercise
      The exercise price of an option may not be less than the fair market value of Devon common stock on the date of grant. The fair market value of shares of common stock subject to options is determined by the closing price as reported on the NYSE. As of March 31, 2005, the closing price of Devon’s common stock as reported on the NYSE was $47.75. A participant may pay the exercise price of an option in cash, in shares of Devon’s common stock or a combination of both provided that, the exercise price (including required withholding taxes) is paid using shares of Devon common stock only to the extent such exercise would not result in a compensation expense to Devon for financial accounting purposes. The Compensation Committee may permit the exercise of stock options through a broker-dealer acting on a participant’s behalf if in accordance with procedures adopted by Devon to ensure that the arrangement will not constitute a personal loan to the participant. Unless sooner terminated, the stock options granted under the plan expire eight years from the date of the grant.
      Restricted Stock Awards. Shares of restricted stock awarded under the plan will be subject to the terms, conditions, restrictions and/or limitations, if any, that the Compensation Committee deems appropriate, including restrictions on continued employment. The Compensation Committee may also restrict vesting to the attainment of specific performance targets it establishes that are based upon one or more of the following criteria:

•	Operational Criteria: reserve additions/replacements, finding and development costs, production volume, and production costs.

•	Financial Criteria: earnings (net income, EBITDA, earnings per share), cash flow, operating income, general and administrative expenses, debt to equity ratio, debt to cash flow, debt to EBITDA, EBITDA to interest, return on assets, return on equity, return on invested capital, profit returns/margins, and midstream margins.

•	Stock Performance Criteria: stock price appreciation, total stockholder return, and relative stock price performance.
If vesting is based upon continued employment, the restricted stock award must vest over a minimum restriction period of at least three years from the date of grant. If vesting is based on performance, the restricted stock award must have a minimum restriction period of at least one year.
      Canadian Restricted Stock Units. The Compensation Committee may authorize the establishment of a trust for purposes of administering the grant of Canadian restricted stock units to employees of Devon’s Canadian subsidiaries and affiliated entities who perform the majority of their employment duties in Canada. The restricted stock units will have substantially the same after-tax effect for Canadian employees as the restricted stock awards described above have on United States employees. Cash contributions will be made to the trust in amounts that approximate the value of units awarded to participants. The trust will be authorized to purchase shares of Devon’s common stock on the open market for use in settling the Canadian restricted stock units granted under the plan. Upon vesting, the trustee of the trust would distribute the shares of Devon common stock which have been allocated to a participant’s account. Due to restrictions in the Canadian Income Tax Act, the term of a Canadian restricted stock unit must be limited to three years.
      Performance Units. The plan permits grants of performance units, which are rights to receive cash or common stock based upon the achievement of performance goals established by the Compensation Committee. Such awards are subject to the fulfillment of conditions that may be established by the Compensation Committee including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.
      Performance Bonus. The plan permits grants of performance bonuses, which may be paid in cash, Devon common stock or a combination thereof, as determined by the Compensation Committee. The maximum value of performance awards granted under the plan shall be established by the Compensation Committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the Compensation Committee. The performance targets will be determined by the Compensation Committee based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the Compensation Committee will determine the achievement of the performance targets for such performance period. Payment will be made within 60 days of such determination. Any payment made in shares of Devon common stock will be based upon the fair market value of the common stock on the payment date. The maximum amount of performance bonus awarded to a participant in any calendar year is $2,500,000.
      Award Limitations. Subject to certain adjustment provisions, the Compensation Committee cannot grant options with respect to more than 800,000 shares of Devon common stock to any participant in any calendar year. In addition, and subject to certain adjustment provisions, no more than 400,000 shares of Devon common stock can be awarded to a participant under the plan as restricted stock awards or performance units in any calendar year.
Termination of Employment
      The Compensation Committee will determine the treatment of a participant’s award in the event of death, disability, retirement or termination of employment for an approved reason. If a participant’s employment is terminated for any other reason, all unvested awards will terminate (unless the participant’s award agreement provides otherwise) and the Compensation Committee will provide in the award agreement the terms of exercise/payment of vested awards.

Amending the New Long-Term Incentive Plan
      Devon’s Board of Directors may amend the new long-term incentive plan at any time. Devon’s Board of Directors may not, however, without Devon stockholder approval, (1) adopt any amendment that would increase the maximum number of shares that may be granted under the plan (except for certain anti-dilution adjustments), (2) materially modify the plan’s eligibility requirements or (3) materially increase the benefits provided to participants under the plan. Amendments to award agreements that would have the effect of repricing participants’ options are prohibited.
Change of Control Event
      The Compensation Committee is authorized to provide in the award agreements for the acceleration of any unvested portion of any outstanding awards under the 2005 plan upon a change of control event.
New Plan Benefits
      To date, no awards have been made under the new long-term incentive plan.
Automatic Adjustment Features
      The 2005 plan provides for the automatic adjustment of the number and kind of shares available under it, and the number and kind of shares subject to outstanding awards in the event Devon common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of Devon or another corporation, or if the number of shares of Devon common stock is increased through a stock dividend. The 2005 plan also provides that the Compensation Committee may adjust the number of shares available under the 2005 plan and the number of shares subject to any outstanding awards if, in the Compensation Committee’s opinion, any other change in the number or kind of shares of outstanding Devon common stock equitably requires such an adjustment.
U.S. Federal Tax Treatment
      Incentive Stock Option Grant/ Exercise. A participant who is granted an incentive stock option does not realize any taxable income at the time of grant or at the time of exercise (except for alternative minimum tax). Similarly, Devon is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option and one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, Devon will not be entitled to any deduction for federal income tax purposes.
      Nonqualified Stock Option Grant/ Exercise. A participant who is granted a nonqualified stock option does not have taxable income at the time of grant. Taxable income occurs at the time of exercise in an amount equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Devon is entitled to a corresponding deduction for the same amount.
      Restricted Stock Award. A participant who has been granted an award in the form of restricted stock will not realize taxable income at the time of grant, and Devon will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will receive taxable income (and have tax basis in the shares) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and Devon will be entitled to a corresponding deduction. The participant may elect to include the value of his restricted stock award as income at the time it is granted under Section 83(b) of the Code, and Devon will take a corresponding income tax deduction at such time.
      Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as

“performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, Devon’s ability to deduct compensation income generated in connection with the exercise of stock options granted under the plan should not be limited by Section 162(m) of the Code. Further, Devon believes that compensation income generated in connection with performance awards granted under the plan should not be limited by Section 162(m) of the Code. The 2005 plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to such awards are based solely upon the satisfaction of one of the performance goals set forth in the 2005 plan, then Devon believes that the compensation expense relating to such an award will be deductible by Devon if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with Devon).
Canadian Tax Treatment
      Stock Options. A participant who is granted a stock option does not have taxable income on the date of grant. Instead, tax liability is deferred until the time that the stock option is exercised. At the time of exercise, the participants are subject to tax on the difference between the value of the underlying shares acquired on the exercise of the stock option and the exercise price paid to acquire the shares. Generally, the participant will only be taxed on 50% of the difference in value. However, in certain circumstances, participants may also defer the recognition of this income until disposition of the shares. Devon will not be entitled to a deduction for Canadian tax purposes.
      Canadian Restricted Stock Units. A participant who is granted a Canadian restricted stock unit will not have taxable income at the time of grant. Taxable income will instead occur as the participant becomes vested and shares of Devon’s common stock are distributed to the participant. Devon will be entitled to a deduction for the payments made to the trust. However, the deduction will be deferred to the year in which the shares are vested and distributed to the participants.
AGENDA ITEM 4.     STOCKHOLDER PROPOSAL FOR A DIRECTOR ELECTION VOTE STANDARD
      The United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada (the “UA”), located at 901 Constitution Avenue, N.W., Washington, D.C. 20001, has notified Devon that it intends to present the resolution set forth below at the Annual Meeting for action by the stockholders. The UA’s supporting statement for the resolution, along with the Board of Directors’ statement in opposition is set forth below. As of January 20, 2005, the UA owned 19,088 shares of Devon common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.
      “Resolved: That the shareholders of Devon Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement of UA: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or reelected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or reelected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or reelection to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for reelection under a majority vote standard or whether a plurality director election standard is appropriate in contested elections. We urge your support of this important director election reform.”
The Board of Directors recommends a vote “AGAINST” the proposal for a Director election vote standard.
      Opposition Statement of the Company: Devon has a history of electing, by a plurality, strong and independent Boards. The plurality voting threshold is the accepted standard for the election of directors of publicly-traded companies and provides important advantages over the higher standard suggested by this proposal. Therefore, the Board recommends that you vote “AGAINST” this proposal.
      Section 216 of the Delaware General Corporation Law, while generally permitting the certificate of incorporation or bylaws of a Delaware corporation to specify the vote necessary for the transaction of any business at a meeting of shareholders, provides that in the absence of such specification, “IdJirectors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors”.
      Under the Company’s existing bylaws, directors of the Company are elected by a plurality of the votes cast at the Annual Meeting of Stockholders. As a stockholder, you are entitled to vote “For” the director nominees, or you may elect to “Withhold” from voting for the director nominees. Withheld votes are treated as votes not cast, and therefore have no effect on the outcome of the election.
      Under the shareholder proposal, to be elected a director of the Company the director nominee must receive the vote of the majority of votes cast at an annual meeting of stockholders.
      By requiring that in order for a director to be elected, he/she must receive the vote of a majority of votes cast at an annual meeting, the proposal would establish an arbitrarily high and potentially disruptive vote requirement.
      Moreover, the proposal opens up the possibility that no director nominees will be elected, since the shareholder proposal does not address what would occur if a candidate fails to receive the requisite majority vote. Under Delaware law and Devon’s Bylaws, the possible scenarios include the prior director remaining in office until a successor is elected and qualified, the Board of Directors electing a director to fill a vacancy, or the position remaining vacant. All of these alternatives, in the view of Devon’s Board of Directors, are less desirable than the election of directors by plurality vote.
      The proposal could prove impractical and especially disruptive in a situation in which a competing slate of directors is nominated for election, because of the possibility that the division of votes could result in no candidate from either slate receiving the requisite vote.

      Finally, a similar shareholder proposal was presented to the Company’s stockholders for a vote at the 2004 Annual Meeting. Devon’s Board of Directors recommended a vote against the proposal as the Board believed it would not improve Devon’s corporate governance and was not in the best interest of Devon’s stockholders. The proposal failed overwhelmingly with a 90% vote against the proposal.
      For these reasons, the Board of Directors of Devon believes that this stockholder proposal would not improve Devon’s corporate governance and is not in the best interest of Devon’s stockholders. Therefore, the Board of Directors recommends a vote “AGAINST” this proposal.
PRINCIPAL SECURITY OWNERSHIP
      The table below sets forth, as of April 1, 2005, the names and addresses of each person known by management to own beneficially more than 5% of our outstanding voting shares, the number of voting shares beneficially owned by each such stockholder and the percentage of outstanding voting shares owned. The table also sets forth the number and percentage of outstanding voting shares beneficially owned by our Chief Executive Officer (the “CEO”), each of our Directors, the four most highly compensated executive officers, other than the CEO, and by all of our executive officers and Directors as a group.

	Number of		Percent of
Name and Address of Beneficial Owner	Shares(1)		Class

Capital Research and Management Company	39,199,070	(2)	8.28%
333 South Hope Street Los Angeles, CA 90071

Davis Selected Advisors, L.P.	29,032,775	(3)	6.13%
2949 East Elvira Road, Suite 101 Tucson, AZ 85706

George P. Mitchell	24,434,334	(4)	5.16%
10077 Grogan’s Mill Road, Suite 475 The Woodlands, TX 77380

J. Larry Nichols*	2,291,902	(5)	**
J. Todd Mitchell*	718,000	(6)	**
Darryl G. Smette	508,000	(7)	**
Michael E. Gellert*	395,566	(8)
Marian J. Moon	371,226	(9)
John Richels	311,551	(10)	**
Brian J. Jennings	295,596	(11)	**
David M. Gavrin*	221,198	(12)	**
John A. Hill*	129,680	(13)	**
Michael M. Kanovsky*	109,052	(14)	**
Peter J. Fluor*	84,555	(15)	**
Charles F. Mitchell*	83,266	(16)
Robert L. Howard*	80,990	(17)	**
Thomas F. Ferguson*	48,088	(18)	**
William J. Johnson*	45,066	(19)	**
Robert A. Mosbacher, Jr.*	28,446	(20)	**

All of our Directors and executive officers as a group (18 persons)	5,977,462	(21)	**

*	Director. The business address of each Director is 20 North Broadway, Oklahoma City, OK 73102-8260.

**	Less than 1%.

(1)	Shares beneficially owned includes shares of common stock and shares of common stock issuable within 60 days of April 1, 2005.
(2)	Capital Research and Management Company has reported ownership on Schedule 13G filed on February 11, 2005.
(3)	Davis Selected Advisors, L.P. has reported ownership on Schedule 13G filed on March 11, 2005.
(4)	George P. Mitchell has reported ownership on Schedule 13G filed on January 28, 2002. Mr. Mitchell disclaims beneficial ownership of 598,166 of these shares which are deemed beneficially owned by Mr. Mitchell’s wife.
(5)	Includes 1,073,724 shares owned of record by Mr. Nichols, 85,930 shares owned of record by Mr. Nichols as Trustee of a family trust, 157,248 shares owned by Mr. Nichols’ wife, and 975,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.
(6)	Includes 702,000 shares acquired as a result of the merger of Mitchell Energy & Development Corp. into Devon. These shares are held by a family limited partnership, the general partner of which is a limited liability company that is owned in equal shares by the 10 adult children of George P. Mitchell and Cynthia Woods Mitchell and for which J. Todd Mitchell acts as the sole manager. The limited liability company owns a 0.1% general partnership interest in the partnership. Mr. & Mrs. Mitchell own a 5% limited partnership interest in the partnership, and the trusts for the 10 adult children of Mr. & Mrs. Mitchell (including J. Todd Mitchell) each owns a 9.49% limited partnership interest in the partnership. J. Todd Mitchell is the sole Trustee of each of the trusts. J. Todd Mitchell disclaims beneficial ownership of the shares of common stock referred to in this footnote except to the extent of his pecuniary interest therein. Also includes 2,000 shares owned of record by J. Todd Mitchell. The remaining 14,000 shares are deemed beneficially owned pursuant to stock options held by Mr. Mitchell.
(7)	Includes 68,200 shares owned of record by Mr. Smette and 439,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.
(8)	Includes 105,034 shares owned of record by Mr. Gellert, 46,532 shares held by Mr. Gellert’s wife, 200,000 shares held in a partnership in which he is General Partner, and 44,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Gellert.
(9)	Includes 34,082 shares owned of record by Ms. Moon, 4,724 shares held in a family trust, 500 shares held by Ms. Moon’s spouse, 120 shares held by Ms. Moon as Custodian for immediate family members and 331,800 shares that are deemed beneficially owned pursuant to stock options held by Ms. Moon.

(10)	Includes 54,951 shares owned of record by Mr. Richels, and 256,600 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.
(11)	Includes 59,294 shares owned of record by Mr. Jennings, 702 shares held in the Devon Energy Incentive Savings Plan and 235,600 shares that are deemed beneficially owned pursuant to stock options held by Mr. Jennings.
(12)	Includes 100,862 shares owned of record by Mr. Gavrin, 2,178 shares owned by Mr. Gavrin’s wife and 74,158 shares owned of record by Mr. Gavrin as Trustee of a family trust. The remaining 44,000 shares are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.
(13)	Includes 72,270 shares owned of record by Mr. Hill, 23,884 shares owned by a partnership in which Mr. Hill shares voting and investment power, 4,726 shares owned by Mr. Hill’s immediate family and 28,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.
(14)	Includes 4,820 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity, C2SKY, Inc., and 32,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.
(15)	Includes 4,550 shares owned of record by Mr. Fluor, a 33,917 share interest in the OEI Outside Directors Deferred Fee Plan and 46,088 shares that are deemed beneficially owned pursuant to stock options held by Mr. Fluor.
(16)	Includes 13,062 shares owned of record by Dr. Mitchell, a 2,824 share interest in the OEI Outside Directors Deferred Fee Plan, 9,686 shares in a Trust and 57,694 shares that are deemed beneficially owned pursuant to stock options held by Dr. Mitchell.
(17)	Includes 8,715 shares owned of record by Mr. Howard, a 13,935 share interest in the OEI Outside Directors Deferred Fee Plan and 58,340 shares that are deemed beneficially owned pursuant to stock options held by Mr. Howard.

(18)	Includes 2,000 shares owned of record by Mr. Ferguson and 46,088 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.
(19)	Includes 19,066 shares owned of record by Mr. Johnson and 26,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Johnson.
(20)	Includes 2,446 shares owned of record by Mr. Mosbacher and 26,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.
(21)	Includes 2,842,210 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during and with respect to its most recently completed fiscal year, and any written representations of reporting persons, the Company believes that all transactions by reporting persons during 2004 were reported on a timely basis.
INFORMATION ABOUT EXECUTIVE OFFICERS
      Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols is set forth under the caption “Election of Directors— Directors whose Terms Expire in 2006.”

John Richels	President
      Mr. Richels, age 54, was elected President of Devon in 2004. He previously served as a Senior Vice President of Devon and President and Chief Executive Officer of Devon’s Canadian subsidiary. Mr. Richels joined Devon through its 1998 acquisition of Canadian-based Northstar Energy Corporation where he held the position of Executive Vice President and Chief Financial Officer from 1996 to 1998 and served on the Board of Directors from 1993 to 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the Executive Committee of the Canadian based national law firm, Bennett Jones. Mr. Richels previously has served as a Director of a number of publicly traded companies and is Vice-Chairman of the Board of Governors of the Canadian Association of Petroleum Producers. He holds a bachelor’s degree in economics from York University and a law degree from the University of Windsor. While employed by Bennett Jones in the 1980s, Mr. Richels served as General Counsel of the XV Olympic Winter Games Organizing Committee in Calgary.

Stephen J. Hadden	Senior Vice President— Exploration and Production
      Mr. Hadden, age 50, was elected to the position of Senior Vice President, Exploration and Production, in July 2004. Mr. Hadden joined Texaco, now ChevronTexaco, as a field engineer in 1977, subsequently holding a series of engineering and management positions with increasing responsibility in the United States, including Assistant to the President of Texaco Exploration Production, Division Manager for the Bakersfield Producing Division, Assistant to the Chairman of the Board of Texaco where he assisted executive management with the oversight of Texaco’s worldwide business in over 140 countries. He also served as Vice President of Texaco Exploration and Production with responsibility for the company’s western region, and then served as Vice President of the California Business Unit. In 2002, he became an independent consultant. Mr. Hadden received his Bachelor of Science in Chemical Engineering from Pennsylvania State University.

Brian J. Jennings	Senior Vice President— Corporate Finance and Development
Chief Financial Officer
      Mr. Jennings, age 44, was elected to the position of Senior Vice President— Corporate Finance and Development and Chief Financial Officer in March 2004. He served as Senior Vice President— Corporate Finance and Development from 2001 to March 2004. Mr. Jennings joined Devon in March 2000 as Vice President— Corporate Finance. Prior to joining Devon, Mr. Jennings was a Managing Director in the Energy Investment Banking Group of PaineWebber, Inc. He began his banking career at Kidder, Peabody in 1989 before moving to Lehman Brothers in 1992 and later to PaineWebber in 1997. Mr. Jennings specialized in providing strategic advisory and corporate finance services to public and private companies in the E & P and oilfield service sectors. He began his energy career with ARCO International Oil & Gas, a subsidiary of Atlantic Richfield Company. Mr. Jennings received his Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and his Master of Business Administration from the University of Chicago’s Graduate School of Business.

Duke R. Ligon	Senior Vice President & General Counsel
      Mr. Ligon, age 63, was elected to the position of Senior Vice President and General Counsel in 1999. Mr. Ligon had previously joined Devon as Vice President and General Counsel in 1997. In addition to Mr. Ligon’s primary role of managing Devon’s corporate legal matters (including litigation), he has direct involvement with Devon’s governmental affairs, and its merger and acquisition activities. Prior to joining Devon, Mr. Ligon practiced energy law for 12 years, most recently as a partner at the law firm of Mayer, Brown & Platt (now Mayer, Brown, Rowe & Maw) in New York City. In addition, he was a Senior Vice President and Managing Director for investment banking at Bankers Trust Company in New York City for 10 years. Mr. Ligon also served for three years in various positions with the U.S. Departments of the Interior and Treasury, as well as the Department of Energy. Mr. Ligon holds an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law.

Marian J. Moon	Senior Vice President— Administration
      Ms. Moon, age 54, was elected to the position of Senior Vice President— Administration in 1999. Ms. Moon is responsible for Human Resources, Office Administration, Information Technology, Process Development and Corporate Governance. Ms. Moon has been with Devon for 21 years serving in various capacities, including Manager of Corporate Finance and Corporate Secretary. Prior to joining Devon, Ms. Moon was employed for 11 years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the Society of Corporate Secretaries & Governance Professionals. She is a graduate of Valparaiso University.

Darryl G. Smette	Senior Vice President— Marketing and Midstream
      Mr. Smette, age 57, was elected to the position of Senior Vice President— Marketing and Midstream in 1999. Mr. Smette previously held the position of Vice President— Marketing and Administrative Planning since 1989. He joined Devon in 1986 as Manager of Gas Marketing. His marketing background includes 15 years with Energy Reserves Group, Inc./ BHP Petroleum (Americas), Inc., most recently as Director of Marketing. He is also an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. He holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information regarding annual and long-term compensation during 2002, 2003 and 2004 for the CEO and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 2004.

					Long Term Compensation
			Annual
			Compensation				Awards of
					Restricted		Options	All Other
Name	Principal Position	Year	Salary	Bonus	Stock Awards		(# of Shares)	Compensation

J. Larry Nichols	Chairman and CEO	2004	$1,100,000	$2,200,000	$2,814,365	(1)(2)	165,000	$12,300	(3)
	Chairman and CEO	2003	800,000	1,500,000	1,057,000	(1)	120,000	12,000	(3)
	Chairman, President	2002	715,000	1,500,000	0		210,000	11,000	(3)
	and CEO

John Richels	President	2004	$750,000	$1,125,000	$1,715,521	(4)(6)	67,000	$72,203	(5)
	Senior Vice President	2003	370,000	490,000	0		56,000	32,869	(3)
	Senior Vice President	2002	340,000	380,000	0		106,000	21,595	(3)

Brian J. Jennings	Senior Vice President	2004	$550,000	$800,000	$1,098,330	(1)(7)	62,000	$42,300	(8)
	and CFO
	Senior Vice President	2003	360,000	500,000	480,935	(1)	56,000	17,000	(8)
	Senior Vice President	2002	325,000	400,000	0		106,000	16,000	(8)

Marian J. Moon	Senior Vice President	2004	$400,000	$600,000	$672,875	(1)(9)	35,000	$45,267	(8)
	Senior Vice President	2003	350,000	480,000	480,935	(1)	56,000	37,715	(8)
	Senior Vice President	2002	325,000	380,000	0		106,000	14,000	(8)

Darryl G. Smette	Senior Vice President	2004	$500,000	$800,000	$769,000	(1)(10)	40,000	$56,471	(8)
	Senior Vice President	2003	450,000	550,000	480,935	(1)	56,000	44,385	(8)
	Senior Vice President	2002	400,000	487,570	0		106,000	43,385	(8)

(1)	The value shown is based on the closing price of the Company’s common stock on the grant dates. The restricted stock awarded September 15, 2004 vests 33.3% on each grant anniversary beginning in 2005. The restricted stock awarded December 9, 2004 vests 25% on each grant anniversary beginning in 2005. The restricted stock awarded December 4, 2003 vests 25% on each grant anniversary beginning in 2004. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

(2)	On December 31, 2004, Mr. Nichols held 104,500 shares of restricted stock valued at $4,067,140.

(3)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan.

(4)	On December 31, 2004, Mr. Richels held 49,700 shares of restricted stock valued at $1,934,324.

(5)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan and relocation expenses totaling $59,903.

(6)	The value shown is based on the closing price of the Company’s common stock on the grant dates. The restricted stock awarded September 15, 2004 vests 33.3% on each grant anniversary beginning in 2005. The restricted stock awarded December 9, 2004 vests 25% on each grant anniversary beginning in 2005. The restricted stock awarded January 1, 2004 vests 25% on each grant anniversary beginning in 2005. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

(7)	On December 31, 2004, Mr. Jennings held 42,650 shares of restricted stock valued at $1,659,938.

(8)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan and the Devon Energy Deferred Compensation Savings Plan.

(9)	On December 31, 2004, Ms. Moon held 31,150 shares of restricted stock valued at $1,212,358.

(10)	On December 31, 2004, Mr. Smette held 33,650 shares of restricted stock valued at $1,309,658.

Option Grants in 2004
      The following table sets forth information concerning options to purchase common stock granted in 2004 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following table and the footnotes thereto.

Individual Grants

	Options		Percent of Total	Exercise Price		Expiration	Grant Date
Name	Granted		Options Granted in 2004	Per Share		Date	Present Value

J. Larry Nichols	40,000	(1)	1.3%	$34.27	(2)	09/14/2012	$1,370,800	(3)
	125,000	(4)	3.9%	$38.45	(5)	12/08/2012	$4,806,250	(6)
John Richels	12,000	(1)	0.4%	$34.27	(2)	09/14/2012	$411,240	(3)
	55,000	(4)	1.7%	$38.45	(5)	12/08/2012	$2,114,750	(6)
Brian J. Jennings	12,000	(1)	0.4%	$34.27	(2)	09/14/2012	$411,240	(3)
	50,000	(4)	1.6%	$38.45	(5)	12/08/2012	$1,922,500	(6)
Marian J. Moon	35,000	(4)	1.1%	$38.45	(5)	12/08/2012	$1,345,750	(6)
Darryl G. Smette	40,000	(4)	1.3%	$38.45	(5)	12/08/2012	$1,538,000	(6)

(1)	These options were a one-time award granted as of September 15, 2004. (See “Compensation Committee Report on Executive Compensation— Stock Awards.”) 20% of such grant was immediately vested and exercisable. An additional 20% of such grant becomes vested and exercisable on the 4th day of December in each of the years 2004, 2005, 2006 and 2007.

(2)	Exercise Price is the closing price of common stock as reported by the American Stock Exchange on the date of grant.

(3)	The Grant Date Present Value is an estimation of the possible future value of the option based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price)— 37.6%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options)— 3.4% per annum; annual dividend yield— 0.6%; and expected life of the options— five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

(4)	These options were granted as of December 9, 2004. 20% of such grant was immediately vested and exercisable. An additional 20% of such grant becomes vested and exercisable on each of the next four anniversary dates of the original grant.

(5)	Exercise Price is the closing price of common stock as reported by the New York Stock Exchange on the date of grant.

(6)	The Grant Date Present Value is an estimation of the possible future value of the option based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price)— 37.2%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options)— 3.5% per annum; annual dividend yield— 0.5%; and expected life of the options— five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

Aggregate Option Exercises in 2004 and Year-End Option Values
      The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase common stock in 2004 and unexercised options to purchase common stock held at December 31, 2004.

			Number of Unexercised		Value of Unexercised In-the-
	Number of		Options at 12/31/04		Money Options at 12/31/04(1)
	Shares Acquired	Value
Name	Upon Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

J. Larry Nichols	144,000	$3,034,260	975,000	322,000	$18,758,835	$3,294,530
John Richels	—	$—	256,600	148,400	$4,054,704	$1,602,786
Brian J. Jennings	50,000	$815,608	235,600	144,400	$3,792,834	$1,600,906
Marian J. Moon	24,000	$340,294	331,800	125,200	$5,967,053	$1,561,786
Darryl G. Smette	34,200	$821,687	448,800	129,200	$8,705,661	$1,563,666

(1)	The value is based on the aggregate amount of the excess of $38.92 (the closing price as reported by the NYSE for December 31, 2004) over the relevant exercise price for outstanding options that were in-the-money at year-end.

(2)	The value is based on the excess of the market price on the date of exercise over the relevant exercise price for the options exercised.
Retirement Plans
      We have three applicable retirement plans, as follows:
      Basic Plan. The Basic Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of “final average compensation” (which consists of the average of the highest three consecutive years’ salaries, wages, and bonuses out of the last 10 years, excluding employee contributions into the Devon Energy Deferred Compensation Savings Plan), and credited years of service. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits. Benefits under the Basic Plan are reduced for certain highly compensated employees, including all of the five individuals named in the Summary Compensation Table, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.
      Benefit Restoration Plan. The Benefit Restoration Plan is a non-qualified retirement benefit plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Basic Plan are reduced in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code or because their final average earnings are reduced as a result of contributions into the Devon Energy Deferred Compensation Savings Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the Benefit Restoration Plan. All other provisions of the Benefit Restoration Plan essentially mirror those of the Basic Plan. The Benefit Restoration Plan is informally funded through a rabbi trust arrangement.
      Supplemental Retirement Plan. The Supplemental Retirement Plan is another non-qualified retirement plan for a small group of executives, the purpose of which is to provide additional retirement benefits for long-service executives. The plan vests after 10 years of service, and provides retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Compensation Committee), less any benefits payable under the Basic Plan.
      In general, benefits will be paid under the Supplemental Retirement Plan when the participant retires from the Company. However, in the event that the executive’s employment with the Company is terminated under conditions that qualify him or her to a severance benefit under an employment agreement, then the executive will be 100% vested in his or her benefit and entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment. If the executive is terminated within two years following a “change of control,” his or her benefit will be paid in a single lump sum payment. Otherwise, the benefit will be paid monthly for the life of the executive. “Change of control” is defined as the date on which one of the following occurs: (i) an entity or group acquires 30% or more of the Company’s outstanding voting securities, (ii) the incumbent board ceases to constitute at least a majority of the Company’s board, or (iii) a merger, reorganization or consolidation is consummated, after shareholder approval, unless (a) substantially all of the shareholders prior to the transaction continue to own more than 50% of the voting power after the transaction, (b) no person owns 30% or more of the combined voting securities, and (c) the incumbent board constitutes at least a majority of the board after the transaction. The Supplemental Retirement Plan is informally funded through a rabbi trust arrangement.
      The following table sets forth the credited years of service as of December 31, 2004 under Devon’s Retirement Plans for each of the five individuals named in the Summary Compensation Table.

			Credited Years of
	Credited Years of		Service – Supplemental
Name of Individual	Service – Basic Plan		Retirement Plan

J. Larry Nichols	35		35
John Richels	1	*	9
Brian J. Jennings	5		5
Marian J. Moon	21		21
Darryl G. Smette	18		18

*	Devon provides defined benefits and defined contribution plans to its employees in Canada. Prior to 2004, Mr. Richels was entitled to benefits from these plans. However, in his role as President and subsequent relocation to the United States, Mr. Richels now is covered under the U.S. plans.
      The following table shows the estimated annual retirement benefits payable under the Basic Plan, the Benefit Restoration Plan and the Supplemental Retirement Plan to the participants therein, including the five individuals named in the Summary Compensation Table. The amount presented assumes a normal retirement in 2004 at age 65.

	Years of Service

Final Average
Compensation(1)	5	10	15	20 or more

$500,000	$76,000	$152,000	$228,000	$304,000
600,000	92,000	184,000	276,000	369,000
700,000	108,000	217,000	325,000	434,000
800,000	124,000	249,000	374,000	499,000
900,000	141,000	282,000	423,000	564,000
1,000,000	157,000	314,000	471,000	629,000
1,500,000	238,000	477,000	715,000	954,000
2,000,000	319,000	639,000	959,000	1,279,000

(1)	Final Average Compensation consists of the average of the highest three consecutive years’ salary, wages and bonuses out of the last 10 years, excluding employee contributions into the Devon Energy Deferred Compensation Savings Plan.

Employment Agreements
      A small number of senior executives, including the five individuals named in the Summary Compensation Table, are covered by employment agreements and are entitled to certain additional compensation under the following events:

(1)	employment with the Company is involuntarily terminated other than for “cause;” or

(2)	employee voluntarily terminates for “good reason,” as those terms are defined in each of the senior executives’ employment agreements.
      In either case, the payment due to the executive would be equal to three times the annual compensation of the executive. In addition, the employment agreement provides for the executive to receive the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the executive were an employee of the Company for three years after termination. If the executive is terminated within two years of a “change in control,” the executive is also entitled to an additional three years of service credit and age in determining eligibility for retiree medical and supplemental retirement benefits. “Change of control” is defined in the employment agreements the same as in the Retirement Plans described above.

Director Compensation
      Non-management Directors of Devon receive:

•	an annual retainer of $50,000, payable quarterly.

•	$2,000 for each Board meeting attended. Directors participating in a telephonic Board meeting receive a fee of $1,000.

•	an additional $5,000 per year for each Director serving as Chairman of the Compensation Committee, the Nominating and Governance Committee and the Reserves Committee of the Board.

•	an additional $7,000 per year for the Director serving as Chairman of the Audit Committee of the Board.

•	an additional $2,000 per year for all Audit Committee members.

•	$2,000 for each Committee meeting attended. Directors participating in a telephonic Committee meeting receive a fee of $1,000.

•	an annual grant of 2,000 stock options.

•	an annual award of 2,000 shares of restricted stock.
      Stock awards to Non-Management Directors are granted immediately following each Annual Meeting of stockholders. Stock options are granted at an exercise price equal to the fair market value of the common stock on that date. Unexercised stock options will expire eight years from the date of grant. Restricted stock awards vest 25 percent on each anniversary of the date of grant. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

Equity Compensation Plan Information
      The following table sets forth information as of December 31, 2004 about Devon’s common stock that may be issued under Devon’s equity compensation plans.

Column c

			Column b	Number of Securities
	Column a			Remaining Available
			Weighted-Average	for Future Issuance
	Number of Securities		Exercise Price of	Under Equity
	to be Issued Upon		Outstanding	Compensation Plans
	Exercise of		Options,	(Excluding
	Outstanding Options,		Warrants and	Securities Reflected
Plan category	Warrants and Rights		Rights	in Column (a))

Equity compensation plans approved by security holders	19,775,000	(1)	$25.54	16,022,000	(2)
Equity compensation plans not approved by security holders	—		—	—

Total(3)	19,775,000		$25.54	16,022,000

(1)	As of December 31, 2004, the Company’s total outstanding options were 19,775,000. As a result of various stock option exercises and cancellations during the first quarter of 2005, the Company’s total outstanding options as of March 31, 2005 were 17,103,000, with a weighted average exercise price of $26.00 and a five-year weighted average term to expiration.
(2)	Of these shares, a maximum of 1,991,000 may be issued in the form of restricted stock, however, upon stockholder approval of the 2005 plan, the Board of Directors will terminate the 2003 plan and all shares remaining in the 2003 plan, and no further grants or awards will be made under the 2003 plan.
(3)	As of December 31, 2004, options to purchase an aggregate of 4,893,000 shares of Devon’s common stock at a weighted average exercise price of $25.73 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions: Santa Fe Snyder Corporation 1999 Stock Compensation Retention Plan, Santa Fe Energy Resources, Inc. 1995 Incentive Stock Compensation Plan, Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan, Pennzoil Company 1990 Stock Option Plan, Pennzoil Company 1992 Stock Option Plan, Pennzoil Company 1995 Stock Option Plan, Pennzoil Company 1997 Incentive Plan, Pennzoil Company 1997 Stock Option Plan, PennzEnergy Company 1998 Incentive Plan, and Pennzoil Company 1998 Stock Option Plan, Mitchell Energy & Development Corp. 1995 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Global Natural Resources Inc. 1989 Key Employee Stock Option Plan, Global Natural Resources Inc. 1992 Stock Option Plan, Ocean Energy, Inc. Long Term Incentive Plan for Non-Executive Employees, Ocean Energy, Inc. 2001 Long Term Incentive Plan, Ocean Energy, Inc. 1999 Long Term Incentive Plan, Ocean Energy, Inc. 1998 Long Term Incentive Plan, Ocean Energy, Inc. 1996 Long Term Incentive Plan, Ocean Energy, Inc. 1994 Long Term Incentive Plan, Seagull Energy Corporation 1998 Omnibus Stock Option Plan, Seagull Energy Corporation 1995 Omnibus Stock Plan, Seagull Energy Corporation 1993 Stock Option Plan, Seagull Energy Corporation 1993 Non-Employee Directors’ Stock Option Plan, Seagull Energy Corporation 1990 Stock Option Plan, United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan, United Meridian Corporation 1994 Outside Director’s Nonqualified Stock Option Plan and United Meridian Corporation 1987 Nonqualified Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans and the options under these equity compensation plans are not reflected in the table above.

PERFORMANCE GRAPH
      The following performance graph compares Devon’s cumulative total stockholder return on its common stock for the five-year period from December 31, 1999 to December 31, 2004, with the cumulative total return of the Standard & Poor’s 500 stock index and the stock index by Standard Industrial Classification Code, or SIC Code, for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the companies included in the index will be provided upon request.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG DEVON ENERGY CORP.,
S&P 500 INDEX AND SIC CODE INDEX

	Devon Energy	SIC Code	S&P 500
	Corporation	Index	Index

1999	100.00	100.00	100.00
2000	186.16	127.04	90.89
2001	118.52	116.56	80.09
2002	141.35	124.27	62.39
2003	177.04	199.58	80.29
2004	242.16	253.54	89.02
Assumes $100 Invested On December 31, 1999 assumes dividend reinvested fiscal year ending December 31, 2004

*	Total return assumes reinvestment of dividends.
RELATED PARTY TRANSACTIONS
      Mr. George Mitchell, the beneficial owner of approximately 5.2% of Devon’s common stock and the father of J. Todd Mitchell, one of our Directors, owns, indirectly, a majority interest in Rock Solid Images (“RSI”), which provides seismic data and analysis software. Devon utilizes several RSI software packages and also utilized RSI for specific reservoir analysis. Devon has, as part of a consortium, sponsored research and development by RSI in the areas of seismic attenuation and lithology and fluids prediction. J. Todd Mitchell serves as non-executive Chairman of RSI. Devon paid RSI $112,825 in 2003 and $105,600 in 2004 for the foregoing products and services.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES
      Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2006 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 27, 2005. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2006 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2006 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary between February 8, 2006 and March 10, 2006 in order to be considered timely, subject to any provisions of our Bylaws. The Chairman of the meeting may determine that any proposal for which we did not receive timely notice shall not be considered at the meeting. If, in the discretion of the Chairman, any such proposal is to be considered at the meeting, the persons designated in our Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.
OTHER MATTERS
      Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies, as they deem advisable in accordance with their best judgment.
      Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Janice A. Dobbs
Corporate Secretary
April 26, 2005

Appendix A
DEVON ENERGY CORPORATION
2005 LONG-TERM INCENTIVE PLAN
ARTICLE I
PURPOSE
      Section 1.1     Purpose. This 2005 Long-Term Incentive Plan (the “Plan”) is established by Devon Energy Corporation (the “Company”) to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Canadian Restricted Stock Units, Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options and Restricted Stock Awards to Eligible Directors, subject to the conditions set forth in the Plan. The Plan is designed to provide flexibility to meet the needs of the Company over three to four years in a changing and competitive environment while minimizing dilution to the Company’s stockholders. The Company does not intend to use all incentive vehicles at all times for each participant but will selectively grant Awards to achieve long-term goals. Generally, Awards will be granted in such a way to align the interests of the participants with those of the Company’s stockholders. Generally, maximum individual Awards as designated by this Plan will only be awarded if individual and Company results are such that exceptional stockholder value is achieved.
      Section 1.2     Establishment. The Plan is effective as of June 8, 2005 and for a period of eight years thereafter. The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.
      The Plan shall be approved by the holders of at least a majority of the voting power of outstanding shares of Common Stock and the Company’s Special Voting Stock, par value $.10 per share, voting as a single class, present, or represented, and entitled to vote at a meeting called for such purpose, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such approval by the Company’s stockholders, Awards under the Plan may be granted, but no such Awards may be exercised prior to receipt of such stockholder approval. In the event such stockholder approval is not obtained within such twelve-month period, all such Awards shall be void. Following approval of the Plan, no new Awards will be granted under the Company’s existing 2003 Long-Term Incentive Plan.
      Section 1.3     Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 32,000,000 shares of Common Stock. Any shares granted as Options shall be counted against this limit as one share for each share granted. Any shares granted as Awards other than Options shall be counted against this limit as 2.2 shares for each share granted. Shares of Common Stock tendered to the Company in the form of payment for the exercise price of an Option or applied in satisfaction of tax withholding obligations shall not be available for issuance under the Plan. Provided further, that a maximum of 10,000,000 shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options. The limitations of this Section 1.3 shall be subject to adjustment pursuant to Article X. The number of shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient shares to satisfy the requirements of the Plan.

ARTICLE II
DEFINITIONS
      Section 2.1     “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.
      Section 2.2     “Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.
      Section 2.3     “Award” means, individually or collectively, any Option, Restricted Stock Award, Canadian Restricted Stock Unit, Performance Unit or Performance Bonus granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option or Restricted Stock Award granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.
      Section 2.4     “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.
      Section 2.5     “Board” means the Board of Directors of the Company.
      Section 2.6     “Canadian Employee Benefit Plan” has the meaning set out under Article VII of the Plan.
      Section 2.7     “Canadian Employee Benefit Trust” has the meaning set out under Article VII of the Plan.
      Section 2.8     “Canadian Restricted Stock Unit” means the Awards under Article VIII of the Plan authorized for grant to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities who perform the majority of their employment duties in Canada.
      Section 2.9     “Change of Control Event” shall be deemed to have occurred each time any one of the events described in paragraphs (i), (ii), (iii), or (iv) below occurs; provided that if a Change of Control Event occurs by reason of an acquisition by any Person that comes within the provisions of paragraph (i) below, no additional Change of Control Event shall be deemed to occur under such paragraph (i) by reason of subsequent changes in holdings by such Person (except if the holdings by such Person are reduced below 30% and thereafter increase to 30% or above). For the purpose of this Section 2.9, the term “Company” shall include Devon Energy Corporation and any successor thereto.

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) if, immediately after such acquisition, such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (I) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below.

(ii) Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date whose election, appointment or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii) A reorganization, share exchange, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, has ownership of the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such Business Combination, or were elected, appointed or nominated by the Incumbent Board.

(iv) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same relative proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 30% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such entity), except to the extent that such Person owned 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (3) at least a majority of the members of the Board of directors of such entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such sale or other disposition of assets of the Company, or were elected, appointed or nominated by the Incumbent Board.

      For purposes of Awards granted to employees of Devon Canada, the Committee may define a “change of control event” to include a change of control of Devon Canada as the Committee determines and as contained in the applicable Award.

      Section 2.10     “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
      Section 2.11     “Committee” shall have the meaning set forth in Section 3.1.
      Section 2.12     “Common Stock” means the common stock, par value $.10 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article VIII.
      Section 2.13     “Compensation Committee” means the Compensation Committee of the Board.
      Section 2.14     “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or the Board or such later date as may be specified by the Committee or the Board in such authorization.
      Section 2.15     “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.
      Section 2.16     “Eligible Director” means any member of the Board who is not an employee of the Company or any Subsidiary.
      Section 2.17     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      Section 2.18     “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
      Section 2.19     “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or any other established stock exchange, the closing price of the Common Stock as reported by such stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock, or (B) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.
      Section 2.20     “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.
      Section 2.21     “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.
      Section 2.22     “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.
      Section 2.23     “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.
      Section 2.24     “Participant” means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee or an Eligible Director to whom an Award has been granted by the Board under the Plan.
      Section 2.25     “Performance Bonus” means the cash bonus which may be granted to Eligible Employees under Article IX of the Plan.
      Section 2.26     “Performance Units” means those monetary units that may be granted to Eligible Employees pursuant to Article VIII hereof.
      Section 2.27     “Plan” means Devon Energy Corporation 2005 Long-Term Incentive Plan.

      Section 2.28     “Regular Award Committee” means a committee comprised of the individual who is the Company’s chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.
      Section 2.29     “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.
      Section 2.30     “Secretary” means the corporate secretary of the Company duly elected by the Board.
      Section 2.31     “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.
ARTICLE III
ADMINISTRATION
      Section 3.1     Administration of the Plan by the Committee. For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan” which is limited to Non-Executive Officer Participants, an “Executive Officer Participant Plan” which is limited to Executive Officer Participants and a “Non-Employee Director Participant Plan” which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options and Restricted Stock.
      The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan shall be administered by the Compensation Committee. With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean the Compensation Committee, and refer to the Regular Award Committee as authorized by the Compensation Committee; and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the granting of Awards, the term “Committee” shall mean only the Compensation Committee.
      Unless otherwise provided in the by laws of the Company or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.
      Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select Eligible Employees to participate in the Plan.

(b) Determine the time or times when Awards will be made.

(c) Determine the form of an Award, whether an Option, Restricted Stock Award, Canadian Restricted Stock Unit, Performance Unit, or Performance Bonus, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d) Determine whether Awards will be granted singly or in combination.

(e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f) Determine whether and to what extent an Award may be deferred, either automatically or at the election of the Participant or the Committee.

(g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.
      Section 3.2     Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options or shares of Restricted Stock awarded to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.
      Section 3.3     Compensation Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.
      Section 3.4     Section 162(m) Provisions. The Company intends for the Plan and the Awards made thereunder to qualify for the exception from Section 162(m) of the Code for “qualified performance based compensation.” Accordingly, the Committee shall make determinations as to performance targets and all other applicable provisions of the Plan as necessary in order for the Plan and Awards made thereunder to satisfy the requirements of Section 162(m) of the Code.
ARTICLE IV
GRANT OF AWARDS
      Section 4.1     Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options to any Eligible Employee in any calendar year may not exceed 800,000.

(b) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 400,000.

(c) The maximum amount made subject to the grant of Performance Bonuses to any Eligible Employee in any calendar year may not exceed $2,500,000.

(d) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Committee’s discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.

(e) Common Stock delivered by the Company in payment of an Award authorized under Articles V and VI of the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(f) The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(g) The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.

(h) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

(i) Restricted Stock Awards and Canadian Restricted Stock Units which vest based upon the Participant’s continued employment shall be limited in such a way that, except in the case of death, disability, the occurrence of a Change of Control Event or termination for an approved reason, (i) no portion of the Award will vest prior to the first anniversary of the Date of Grant; (ii) up to one-third of the shares subject to the Award is eligible to vest on or after the first anniversary of the Date of Grant; (iii) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the second anniversary of the Date of Grant; and (iv) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the third anniversary of the Date of Grant.

(j) Restricted Stock Awards and Canadian Restricted Stock Units which vest based upon performance standards shall require that, except in the case of death, disability as defined in the Award Agreement, the occurrence of a Change of Control Event or termination for an approved reason, the holder must remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for at least one year from Date of Grant.

(k) The Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(l) Eligible Directors may only be granted Nonqualified Stock Options or Restricted Stock Awards under this Plan.

(m) Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options to any individual Eligible Director in any calendar year may not exceed 30,000.

(n) Subject to Article X, in no event shall more than 15,000 shares of Restricted Stock be awarded to any individual Eligible Director in any calendar year.

(o) The maximum term of any Award shall be eight years.
ARTICLE V
STOCK OPTIONS
      Section 5.1     Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.
      Section 5.2     Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by notice to the Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d) Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(f) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g) Stockholder Rights. No Participant shall have a right as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.
ARTICLE VI
RESTRICTED STOCK AWARDS
      Section 6.1     Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Employee. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to an Eligible Director. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.
      Section 6.2     Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (a “Restriction Period”). Subject to Sections 4.1(i) and (j), the Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock Awards may be subject to the achievement by the Company of specified performance criteria based upon the Company’s achievement of operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as established by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the

Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

(b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(c) Rights as Stockholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

ARTICLE VII
CANADIAN RESTRICTED STOCK UNITS
      Section 7.1     Establishment. The Committee may authorize the establishment of an employee benefit plan (a “Canadian Employee Benefit Plan”) which shall be considered as a part of this Plan for the purpose of providing benefits to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities who perform the majority of their employment duties in Canada. Benefits granted in the Canadian Employee Benefit Plan will take the form of Canadian Restricted Stock Units having substantially the same after-tax effect for such Canadian Eligible Employees as would Restricted Stock Awards granted by the Company to non-Canadian Eligible Employees. The Committee may further authorize the establishment of an employee benefit trust (a “Canadian Employee Benefit Trust”) for the purpose of holding the assets of the Employee Benefit Plan and shall appoint one or more persons who are residents of Canada to act as trustees of the Canadian Employee Benefit Trust.
      Section 7.2     Grant of Awards and Contributions to Canadian Employee Benefit Trust. The Committee may grant to Eligible Employees, Canadian Restricted Stock Units entitling such Eligible Employees to an interest in the assets of the Canadian Employee Benefit Trust in such form that it determines necessary to comply with applicable Canadian tax law requirements, subject to the terms of the Canadian Employee Benefit Plan and such other terms and conditions as it may determine. Each Award of Canadian Restricted Stock Units shall be evidenced by an Award Agreement and such Award Agreement shall contain the terms and conditions of the Award subject to the provisions of the Canadian Employee Benefit Plan. At the time of granting an Award of Canadian Restricted Stock Units, the Committee may authorize the Company or any of its Canadian Subsidiaries or Affiliated Entities to make cash contributions to the Canadian Employee Benefit Trust, with such contributions to be used as specified in the Canadian Employee Benefit Plan, including for the purpose of acquiring shares of Common Stock of the Company on the open market through the facilities of a stock exchange. The Committee shall designate, at the time of making any contribution in respect of a Participant, when the shares of Common Stock of the Company which are acquired with the contribution pursuant to the terms of the Canadian Employee Benefit Plan are to vest pursuant to the applicable Award Agreement, and shall inform the trustees of the same.
      Section 7.3     Holding of Shares of Common Stock in Trust. Subject to the specific provisions of the Employee Benefit Plan, upon completion of any purchases of shares of Common Stock of the Company by the trustees, the trustees shall immediately notionally allocate such shares to an account in respect of each Participant in proportion to the contributions received in respect of each Participant in the preceding month. The Trustees shall hold the shares in trust in the name of the trustee, until such time as: (i) the Canadian Restricted Stock Units granted to Participants are vested, in accordance with the vesting conditions designated by the Committee in the Award Agreement, or (ii) the Canadian Restricted Stock Units are forfeited by Eligible Employees as provided in the Canadian Employee Benefit Plan.
      Section 7.4     Conditions of Awards. Each Award of Canadian Restricted Stock Units shall be subject to the following general conditions (with the specific details to be determined by the Company upon establishment of the Canadian Employee Benefit Plan):

(a) Vesting Period. The Committee shall establish in the Award Agreement the vesting periods applicable to a grant of Canadian Restricted Stock Units, subject to compliance with the timing requirements specified in Section 7.4(b).

(b) Settlement in Stock. Upon satisfaction of the vesting requirements established by the Committee, the Committee will authorize the trustees to distribute the shares of the Common Stock of the Company which have been allocated to such Participant’s account to the Participant. Participants will not be entitled to receive cash in settlement of an Award of a Canadian Restricted Stock Unit. The Company, its Canadian Subsidiaries or Affiliated Entities, and the trustees may withhold from any amount payable to an Eligible Employee, either under the Canadian Employee Benefit Plan, or otherwise, such amount as may be necessary so as to ensure compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions. For greater certainty and notwithstanding any other provision of the Canadian Employee Benefit Plan, all amounts payable to, or in respect of, a Participant under the Canadian Employee Benefit Plan shall be paid within three years following the end of the year in respect of which the Award of Canadian Restricted Stock Units was made.

(c) Rights of Stockholders. Prior to the date the shares of Common Stock are distributed by the trustees, Participants will have no rights to the shares of Common Stock and no rights as shareholders of the Company with respect to the shares of Common Stock held by the Canadian Employee Benefit Trust related to an Award. Title and all incidents of beneficial ownership of the shares of Common Stock will remain with the trustees while the shares are held in trust.

(d) Additional Awards. The Committee may authorize the Company or its Canadian Subsidiaries or Affiliated Entities to grant an additional Award to the Participant equal to the dividend that the Participant would have received had the Award been made with the underlying shares of Common Stock directly, rather than in Canadian Restricted Stock Units.
ARTICLE VIII
PERFORMANCE UNITS
      Section 8.1     Grant of Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.
      Section 8.2     Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

(a) Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b) Achievement of Performance Goals. The Committee shall establish performance targets for each Award for a period of no less than a year based upon some or all of the operational, financial or performance criteria listed in Exhibit A attached. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee.

ARTICLE IX
PERFORMANCE BONUS
      Section 9.1     Grant of Performance Bonus. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant a Performance Bonus to certain Eligible Employees selected for participation. The Committee will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of a performance target established by the Committee. The Committee shall select the applicable performance target for each period in which a performance bonus is awarded. The performance target shall be based upon all or some of the operational, financial or performance criteria more specifically listed in Exhibit A attached.
      Section 9.2     Payment of Performance Bonus. In order for any Participant to be entitled to payment of a Performance Bonus the applicable performance target established by the Committee must first be obtained or exceeded. Payment of a Performance Bonus shall be made within 60 days of the Committee’s certification that the performance target has been achieved unless the Participant has previously elected to defer payment pursuant to a nonqualified deferred compensation plan adopted by the Company. Payment of a Performance Bonus may be made in either cash or Common Stock as determined in the sole discretion of the Committee.
ARTICLE X
STOCK ADJUSTMENTS
      Section 10.1     Stock Adjustments. In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan (including those held in the Canadian Benefit Trust), and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article X and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article X which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE XI
GENERAL
      Section 11.1     Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article X), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.
      Section 11.2     Termination of Employment; Termination of Service. If an Eligible Employee’s employment with the Company, a Subsidiary, or an Affiliated Entity terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Eligible Employee’s Award Agreement provides otherwise. The Compensation Committee shall (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his death, disability, retirement, or termination for an approved reason. The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Awards, or providing for the exercise of any unexercised Awards in the event of an Eligible Employee’s death, disability, retirement, or termination for an approved reason.
      In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board. The Eligible Director shall have a period of three years following the date he ceases to be a director to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service.
      Section 11.3     Nontransferability of Awards. Except as otherwise provided by wills or the laws of descent and distribution, the Award may be exercised during the lifetime of the participant only by the Participant. More particularly (but without limiting the generality of the foregoing), the Award shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge hypothecation, or other disposition of the award contrary to the provisions hereof, shall be null and void and without effect.
      Section 11.4     Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.
      Section 11.5     Dividends and Dividend Equivalents— Awards. The Committee may choose, at the time of the grant of any Award or any time thereafter up to the time of payment of such Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents granted hereunder shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest.
      Section 11.6     Change of Control. Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director may, in the discretion of the Committee, provide in the Award Agreement that such Awards shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event.
      Section 11.7     Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are adverse to the Participant shall require the Participant’s consent.
      Section 11.8     Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the stockholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.
      Section 11.9     Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.
      Section 11.10     Beneficiary Designation. In the event of the death of a Participant, the portion of the Participant’s Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving or designated, then such benefits will automatically be paid to the estate of the Participant.
      Section 11.11     Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
      Section 11.12     Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
      Section 11.13     Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

      Section 11.14     Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
      Section 11.15     Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.
      Section 11.16     No Trust or Fund Created. Except as provided in the Canadian Benefit Plan for the creation of the Canadian Benefit Trust, neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

Exhibit A
DEVON ENERGY CORPORATION
2005 LONG-TERM INCENTIVE PLAN
PERFORMANCE CRITERIA
      Operational Criteria may include:

•	Reserve additions/replacements

•	Finding & development costs

•	Production volume

•	Production Costs
      Financial Criteria may include:

•	Earnings (Net income, Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Earnings per share)

•	Cash flow

•	Operating income

•	General and Administrative Expenses

•	Debt to equity ratio

•	Debt to cash flow

•	Debt to EBITDA

•	EBITDA to Interest

•	Return on Assets

•	Return on Equity

•	Return on Invested Capital

•	Profit returns/margins

•	Midstream margins
      Stock Performance Criteria:

•	Stock price appreciation

•	Total stockholder return

•	Relative stock price performance

▼ DETACH PROXY CARD HERE ▼

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols and Marian J. Moon with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held on the Third Floor of the Bank One Center, 100 North Broadway, Oklahoma City, Oklahoma, on Wednesday, June 8, 2005, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3 and recommends a vote “AGAINST” Agenda Item 4 as set forth on the reverse side.

Do not return your Proxy Card if you are voting by Telephone or Internet

Address Change/Comments

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

You can submit your proxy by mail, by telephone or through the Internet.
Please use only one of the three response methods.

BY MAIL

Mark, sign and date your
proxy card and return it in
the enclosed envelope to:
Wachovia Bank, N.A.
Attn: Proxy Tabulation NC-1153
P.O. Box 563994
Charlotte, NC 28256-9912

BY TELEPHONE

(Available only until 5:00 pm EDT
on June 7, 2005)
Call toll free 1-866-214-3726 on
any touch-tone telephone to
authorize the voting of your shares.
You may call 24 hours a day, 7 days
a week. You will be prompted to
follow simple instructions.

THROUGH THE INTERNET

(Available only until 5:00 pm EDT
on June 7, 2005)
Access the website at
https://www.proxyvotenow.com/dvn
to authorize the voting of your shares.
You may access the site 24 hours a day,
7 days a week. You will be prompted to
follow simple instructions.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

▼ DETACH PROXY CARD HERE ▼

☒	Please mark votes
as in this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3 and recommends a vote “AGAINST” Agenda Item 4.

(1)	Election of Directors	FOR
	NOMINEES: (01) John A. Hill, (02) William J. Johnson and	(all nominees)
	(03) Robert A. Mosbacher, Jr.	☐
	To withhold authority to vote for any individual nominee(s),	WITHHOLD
	write the name(s) of such nominee(s) in the space provided below.	(as to all nominees)
☐

(2)	Ratify the appointment of KPMG LLP as the Company’s Independent Auditors for the Year Ending December 31, 2005

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	Adoption of the Devon Energy Corporation 2005 Long-Term Incentive Plan

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	Revised Director Election Vote Standard

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(5)	Other Matters: In its discretion, to vote with respect to any other matter that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.

I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.

Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Date:	, 2005

Signature

Signature

Mark here if you plan to attend the meeting	☐

Mark here for address change and note on reverse	☐